As filed with the Securities and Exchange Commission on February 4, 2015

Registration No. 333-201163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FIRST PRE-EFFECTIVE AMENDMENT TO

FORM F-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

DEHAIER MEDICAL SYSTEMS LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of Registrant’s Name into English)	(I.R.S. Employer Identification No.)

Room 501, 83 Fuxing Road Haidian District, Beijing, 100856 +86 (10) 5166-0080 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909 (Name, address including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Anthony W. Basch, Esq.

J. Britton Williston, Esq.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

Fax: 804-771-5777

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered(1)(2)(4)	Proposed Maximum Offering Price Per Unit(1)(3)	Proposed Maximum Aggregate Offering Price(1)(3)(4)	Amount of Registration Fee(4)(5)(6)
Common shares, par value $0.002731
Share Purchase Contracts and Share Purchase Units(7)
Warrants(8)
Rights(9)
Units(10)
Total			$45,000,000	$3,624.60	(11)

(1)	There are being registered hereunder such indeterminate number of (i) common shares, (ii) share purchase contracts and share purchase units, (iii) warrants, (iv) rights and (v) units, as shall have an aggregate initial offering price not to exceed $45,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act. Such indeterminate amounts may from time to time be issued at indeterminate prices, in U.S. Dollars. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. This registration statement also includes such presently indeterminate number of securities as may be issuable from time to time upon conversion or upon exercise of, or in exchange for, any such convertible or exchangeable securities registered hereunder or pursuant to the anti-dilution provisions of any such securities.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, the securities offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	The proposed maximum per unit and aggregate offering prices per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(4)	The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price are not specified as to each class of security pursuant to General Instruction II.C of Form F-3 under the Securities Act. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(5)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement carries over $14,000,000 of unsold securities that have been previously registered and for which filing fees were previously paid. But for the carrying over of the unsold securities, the filing fee for this filing would be $5229.00 at the current rate of $116.20 per $1,000,000. The filing fee previously paid with respect to the securities being carried forward to this Registration Statement, which amount was $1,604.40 at the then-current rate of $114.60 per $1,000,000, reduces the amount of fees currently due to $3,624.60.
(6)	With respect to securities to be offered for sale by the Registrant in the primary offering, the registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933.
(7)	Share purchase contracts to purchase common shares or other securities registered hereunder. Share purchase contracts may be issued separately or as share purchase units. Share purchase units may consist of a share purchase contract and warrants, other securities registered hereunder or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the share purchase contracts.
(8)	Warrants may entitle the holder to purchase our common shares. Warrants may be issued independently or together with common shares, and the warrants may be attached to or separate from such securities.
(9)	Rights evidencing the right to purchase common shares.
(10)	Each unit may consist of one or more of the other securities described in this prospectus in any combination.
(11)	Previously paid.

This first pre-effective amendment on Form F-3 is being filed for the sole purpose of providing an updated consent of the Registrant’s independent public accountant, Friedman LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 9. Exhibits

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.
3(i).1	Third Amended and Restated Articles of Association (Incorporated by reference to the registrant’s registration statement on Form S-1, File no. 333-163041, filed on November 12, 2009, as amended)
3(ii).1	Third Amended and Restated Memorandum of Association of the Registrant (Incorporated by reference to the registrant’s registration statement on Form S-1, File no. 333-163041, filed on November 12, 2009, as amended)
4.1	Specimen Share Certificate (Incorporated by reference to the registrant’s registration statement on Form S-1, File no. 333-163041, filed on November 12, 2009, as amended)
4.6*	Form of Common Share Warrant Agreement and Warrant Certificate
4.8*	Form of Unit Agreement
5.1**	Opinion of Kaufman & Canoles, P.C., British Virgin Islands and Virginia Counsel
8.1*	Opinion of British Virgin Islands Tax Counsel
8.2*	Opinion of U.S. Tax Counsel
23.1***	Consent of Friedman LLP
23.2**	Consents of Kaufman & Canoles, P.C., British Virgin Islands and U.S. Counsel (contained in Exhibit 5.1 and Exhibit 5.2)
23.3*	Consent of Kaufman & Canoles, P.C., U.S. Counsel (contained in Exhibit 5.2)
24.1***	Power of Attorney
25.1	Exhibit withdrawn.

*	To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference herein.
**	Previously filed.
***	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 4, 2015.

DEHAIER MEDICAL SYSTEMS LIMITED

By:	/s/ Ping Chen
Name:	Ping Chen
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Huili (Alisa) Li
Name:	Huili (Alisa) Li
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form F-3.

SIGNATURE	TITLE	DATE

/s/ Ping Chen	Chief Executive Officer and Director	February 4, 2015
Ping Chen	(Principal Executive Officer)

/s/ Huili (Alisa) Li	Chief Financial Officer and Director	February 4, 2015
Huili (Alisa) Li	(Principal Accounting and Financial Officer)

*	Director	February 4, 2015
Phil Fan	(Authorized Representative in the United States)

*	Director	February 4, 2015
Genhui Chen

*	Director	February 4, 2015
Mingwei Zhang

* by: /s/ Ping Chen
Ping Chen, Attorney in Fact